Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

NextPlat Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(3)	Common stock, par value $0.0001 per share	Other(2)	3,396,571	$1.09	(2)	$3,685,279.54	0.00014760	$543.95
Equity(4)	Common stock, par value $0.0001 per share	Other(2)	2,161,200	$1.09	(2)	$2,344,902.00	0.00014760	$346.11
Total Offering Amounts						$6,030,181.54	0.00014760	$890.06
Total Fee Offsets								$0.00
Net Fee Due								$890.06

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the NextPlat Corp 2021 Incentive Award Plan (the “2021 Plan”) and the NextPlat Corp Amended and Restated 2020 Equity Incentive Award Plan (the “2020 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $1.12 (high) and $1.05 (low) sales prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on July 1, 2024, which date is within five business days prior to the date of filing of this Registration Statement.

(3)

Represents the registration of 3,396,571 shares of common stock consisting of (i) 1,197,971 shares available to be issued under the 2021 Plan (ii) 573,600 shares available to be issued under the 2020 Plan, and (iii) 1,625,000 shares of common stock underlying options to purchase common stock of the Company that were granted outside a shareholder approved stock or option plan pursuant to the Nasdaq “inducement grant” exception.

(4)

Represents the resale of up to 2,161,200 shares of common stock by certain managers, officers and directors of the Issuer that consist of (a) restricted stock previously issued that has vested or will vest pursuant to the 2021 Plan and 2020 Plan or pursuant to Inducement Awards, and (ii) restricted stock previously issued upon the exercise of options to purchase common stock awarded pursuant to the 2021 Plan and 2020 Plan.